Exhibit 99.1

Tel-Instrument Electronics Corp Announces First Quarter Results for Fiscal Year 2010 and Receipt of AIMS certification for its AN/USM-719 Mode 5 Test Set and the Receipt of a $6 Million Delivery Order from the U.S. Army

CARLSTADT, N.J.--(BUSINESS WIRE)--August 12, 2009--Tel Instrument Electronics Corp. (NYSE-AMEX: TIK) today announced its results of operations for the first quarter of fiscal year 2010 which ended on June 30, 2009. The Company recorded an after-tax loss of $409,000 on revenues of $2.3 million. The operating loss was due to a sharp contraction in commercial and military sales, continued heavy engineering expenditures for the AN/USM-708 and TS-4530A programs and high legal and professional fees due to the Aeroflex GAO protest and subsequent civil litigation related to the TS-4530A award from the Army.

On July 28, 2009, Tel was notified by the AIMS Program Office that its AN/USM-719 Mode 5 test set has been officially certified for Mode 5 system integration purposes. This is a major accomplishment as this represents the first Mode 5 flight-line test set certified by AIMS (the DoD Agency in charge of IFF system certification). This represents the culmination of a multi-million investment by the company in Mode 5 technology and will provide a significant competitive advantage in the years to come as the U.S. and our NATO allies migrate to this leading edge IFF technology. To our knowledge, TIC is the only company with an AIMS certified Mode 5 flight-line test set.

With respect to the balance of the 2010 fiscal year, the company is anticipating continued losses in the current quarter before a return to profitable operations in the second half of the fiscal year despite the ongoing high engineering costs on the AN/USM-708 and TS-4530A programs. This projected improvement is based on the resumption of AN/USM-719 shipments to the Navy (which have been on hold pending AIMS certification), the commencement of AN/ARM-206 ITATS production units, and the expected receipt of large IDIQ orders for the Company’s legacy test sets. Looking ahead, this revenue and profit growth is expected to accelerate next year when production deliveries of the AN/USM-708, AN/ARM 206 and TS-4530A are expected to commence in volume. The total potential value of the recent contracts won by the Company is approximately $80 million, if all options are exercised. In this regard, TIC recently received its third delivery order for the TS-4530A program in the amount of $6 million and the current backlog on this program is now approximately $15 million.

Given the weak first quarter results, Tel increased its borrowing on its credit facility by $150,000 in the quarter to $600,000 and had approximately $485,000 of available borrowing capacity as of June 30, 2009. This credit line is on a year-to-year basis with a September 30, 2009 renewal date. Given first quarter loss and the expected loss in the second quarter as well as the sharp expansion in projected business starting this fall, the Company is planning to raise a minimum of $500,000 of equity funding in the next few months through a combination of Director stock option exercises and new share purchases. At this time, the Company has received informal commitments from several Directors to purchase between 90,000 and 100,000 shares of newly issued company stock at a price to be determined by a Special Committee of Directors who would not purchase shares. Other shareholders will be provided the opportunity to participate on the same terms and conditions subject to a minimum share purchase. Further information about the financing program will be provided when the details are finalized.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600